Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Palo Alto, CA — May 5, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) reviewed today its first quarter accomplishments and reported financial results for the quarter ended March 31, 2011.

“We made significant progress in the first quarter and remain on track to achieve all of our 2011 corporate goals,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.

First Quarter 2011 Highlights and Recent Developments

Clinical

•                  AN2690 — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States:

•                  Continued enrollment in two Phase 3 trials for AN2690 in onychomycosis.   Each Phase 3 trial is expected to enroll approximately 600 patients, with full enrollment in both trials anticipated in the second half of 2011.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of psoriasis, a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide:

•                  Announced results in February 2011 from a Phase 1 absorption trial which demonstrated that 2% AN2728 topical ointment was well-tolerated and provided a substantial margin of safety for both acute and chronic effects when applied twice daily to healthy volunteers.

•                  Completed enrollment in a Phase 2b trial for AN2728 in mild-to-moderate plaque-type psoriasis in March 2011.  This trial enrolled 68 patients, with results anticipated in mid-2011.

•                  GSK ‘052 (GSK2251052 or GSK ‘052, formerly known as AN3365) — our lead systemic antibiotic for the treatment of infections caused by Gram-negative bacteria:

•                  We believe GlaxoSmithKline (GSK) remains on track to initiate Phase 2 trials for GSK ‘052 in patients with complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) in 2011.

Business Development

•                  Medicis Collaboration

•                  Established a research and development collaboration in February 2011 with Medicis Pharmaceutical Corporation (Medicis) to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne.  Under the terms of the agreement, Anacor received a $7 million upfront payment and in the future may receive up to $153 million in milestones as well as royalties in the high single-digits to the low double-digits on sales by Medicis of any products that Medicis elects to license from Anacor.

•                  Neglected Diseases Initiatives

•                  Entered into a development agreement in March 2011 with Medicines for Malaria Venture (MMV) to fund Anacor’s development of  AN3661 for the treatment of malaria.

•                  Announced a joint research agreement in March 2011 with the Institute for OneWorld Health to develop new treatments for diarrheal disease.

Corporate

•                  Appointed William J. Rieflin to Anacor’s Board of Directors in March 2011.  Mr. Rieflin will also serve as chair of Anacor’s Audit Committee. Mr. Rieflin brings over 20 years of industry experience to Anacor and is currently Chief Executive Officer of NGM Biopharmaceuticals, a privately held biotechnology company.

•                  Entered into a loan facility in March 2011 with Oxford Finance Corporation and Horizon Technology Finance Corporation to provide up to $30.0 million in capital. Anacor has drawn $10.0 million from this loan facility and used $6.6 million of the proceeds to repay the remaining obligations under its loan facility with Lighthouse Capital Partners.  Anacor may use the remainder of the capital, if needed, to fund development activities related to AN2690, AN2728 and AN2898.

Anticipated Milestones in 2011

•                  We expect to complete enrollment of our two Phase 3 trials for AN2690 in onychomycosis in the second half of 2011.

•                  We expect to announce results from our current Phase 2b trial for AN2728 in mild-to-moderate plaque-type psoriasis in mid-2011.

•                  Subject to the results from our current Phase 2b trial, we expect to complete an end of Phase 2 meeting with the FDA regarding AN2728 and, subject to the outcome of that meeting, we plan to initiate a Phase 3 trial for AN2728 in mild-to-moderate plaque-type psoriasis in the second half of 2011.

•                  We expect to initiate a Phase 2 trial in atopic dermatitis evaluating AN2728 and AN2898 in the second quarter of 2011, with results expected in the second half of 2011.

•                  We expect GlaxoSmithKline (GSK) will initiate Phase 2 trials for GSK ‘052 in patients with complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) in 2011.

Selected First Quarter 2011 Financial Results

Revenues for the quarter ended March 31, 2011 were $2.2 million, compared to $0.7 million for the comparable period in 2010. The increase in revenues was primarily due to additional revenue recognized under our collaboration agreements with Eli Lilly and Company (Lilly) and Medicis and increased revenues from our neglected diseases initiatives.

Research and development expenses for the first quarter of 2011 were $12.7 million, compared to $6.6 million for the comparable period in 2010. The increase in expenses in the first quarter of 2011 compared to the same quarter in the prior year was primarily due to the increase in development, manufacturing and clinical trial activities for AN2690, AN2728 and AN2898.  In addition, our research activities increased due to our new collaborations with Lilly and Medicis.

General and administrative expenses for the first quarter of 2011 were $2.6 million, compared to $1.9 million for the comparable period in 2010.  The increase in expenses reflects the higher costs of operating as a public company.

Net loss for the first quarter of 2011 was $13.7 million, compared to $8.2 million for the same quarter of 2010.

Cash, cash equivalents and short-term investments totaled $76.5 million at March 31, 2011, compared to $78.6 million at December 31, 2010. In the first quarter, Anacor received an upfront payment of $7.0 million in connection with the Medicis agreement, $2.3 million related to contract funding from Medicines for Malaria Venture and $3.4 million in net cash in connection with the initial drawdown on the Oxford/Horizon loan facility and the repayment of the Lighthouse loan facility.

Financial Guidance

Anacor is maintaining its previously stated guidance that it expects to end 2011 with at least $50 million in cash.

Upcoming Events

•                  2011 Society for Investigative Dermatology (SID) Annual Meeting

•                  Lee Zane, M.D., M.A.S., Anacor’s Vice President of Clinical Development, will present “Safety and efficacy of AN2728 ointment in a phase 2b dose-ranging bilateral study of mild-to-moderate plaque psoriasis” in a poster session today, Thursday, May 5, 2011 at 10 a.m. MT / 9 a.m. PT in Phoenix, Arizona.

•                  21st European Congress of Clinical Microbiology and Infectious Diseases (ECCMID)

•                  Liang Liu, M.D., Anacor’s Senior Director of Pharmacokinetics and Drug Metabolism, will present “Interspecies scaling for prediction of human intravenous pharmacokinetics of GSK2251052 (GSK ‘052), a novel boron-based antimicrobial against Gram-negative bacteria” in poster topic 17 on Saturday, May 7, 2011 at 3:30 p.m. CET / 6:30 a.m. PT in Milan, Italy.

•                  Dr. Zane will present “Safety, tolerability, and pharmacokinetics of a novel Gram-negative antimicrobial, GSK2251052 (GSK ‘052), in healthy subjects” in poster topic 65 on Monday, May 9, 2011 at 12:30 p.m. CET / 3:30 a.m. PT in Milan, Italy.

Conference Call and Webcast

Anacor will host a conference call at 8:00 a.m. ET / 5:00 a.m. PT today, during which management will discuss the company’s financial results and recent developments.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call and providing the conference ID 63098653.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five clinical compounds that are currently in development, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis and atopic dermatitis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.   For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the nature and timing of the development and commercialization of AN2690, AN2728 and AN2898, our collaborations, expected commencement, enrollment and completion of our clinical trials, regulatory meetings related to our product candidates and financial outlook for 2011. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance, timing or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except share and per share data)
Revenues:
Contract revenue	$1,692	$210
Contract revenue-related party	517	500
Total revenues	2,209	710
Operating expenses:
Research and development(1)	12,689	6,601
General and administrative(1)	2,626	1,948
Total operating expenses	15,315	8,549
Loss from operations	(13,106)	(7,839)
Interest income	51	6
Interest expense	(329)	(552)
Other income (expense)	(313)	231
Net loss	$(13,697)	$(8,154)
Net loss per common share—basic and diluted	$(0.49)	$(5.53)
Weighted-average number of common shares used in calculating net loss per common share—basic and diluted (2)	27,999,895	1,475,386

(1)          Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$460	$346
General and administrative expenses	231	208

(2)          Weighted-average number of common shares used in calculating net loss per common share — basic and diluted for the three months ended March 31, 2010 excludes convertible preferred stock shares outstanding from January 1 through March 31, 2010, which converted into 11,120,725 shares of common stock as of the November 30, 2010 closing of our initial public offering (IPO). For the three months ended March 31, 2011, weighted-average number of common shares used in calculating net loss per common share — basic and diluted includes 12,000,000 shares of common stock sold in our IPO; 2,000,000 shares sold in the concurrent private placement; and 1,382,651 shares of common stock sold pursuant to an over-allotment option granted to the underwriters of our IPO.  Total common shares outstanding as of March 31, 2011 were 28,014,928.

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)	(1)

Cash, cash equivalents and short-term investments	$76,548	$78,591
Total assets	81,678	83,964
Notes payable	9,336	7,741
Accumulated deficit	(124,877)	(111,180)
Total stockholders’ equity	43,807	56,393

(1)          Derived from the audited financial statements included in the Company’s Annual Report on Form 10K for the year ended December 31, 2010.

Contact:

Anacor Pharmaceuticals, Inc.

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575